                         AGREEMENT OF PURCHASE AND SALE





          This Agreement of Purchase and Sale ("Agreement") is made and entered into as of this 13th day of January, 1997, by and between ALPHA MICROSYSTEMS, a California corporation ("Seller"), and PACIFIC TRIANGLE SOFTWARE, INC., a California corporation ("Buyer").


                                R E C I T A L S :


          A. Seller provides software and hardware sales and support to the institutional food service marketplace (the "Food Service Business").

          B. Seller desires to sell certain assets which are part of its Food Service Business as more specifically defined hereinbelow to Buyer, and Buyer desires to purchase such assets of Seller upon the terms and conditions set forth herein.

                                    AGREEMENT

          In consideration of their respective representations, warranties and agreements contained herein, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.01 Accounts Receivable. The term "Accounts Receivable" herein shall mean those accounts receivable relating to the Food Service Business that comply with all of Seller's representations and warranties in Section 3.07.

          1.02 Agreement. The term "Agreement" herein shall refer to this "Agreement of Purchase and Sale."

          1.03 Annual Payments. The term "Annual Payments" herein is defined in
Section 2.04(a)(ii).

          1.04 Assigned Contracts. The term "Assigned Contracts" herein shall mean those contracts and outstanding bids expressly assigned to and assumed by Buyer and described on Exhibit "B" hereto (and the business and goodwill related thereto).

          1.05 Assumed Liabilities. The term "Assumed Liabilities" is defined in
Section 2.02 hereof.



                                  EXHIBIT 2.1

          1.06 Buyer. The term "Buyer" herein shall refer to Pacific Triangle Software, Inc., a California corporation.

          1.07 Closing or Closing Date. The term "Closing" or "Closing Date" herein is defined in Section 7.02 hereof.

          1.08 Customer Lists. The term "Customer Lists" herein is defined in
Section 3.03 hereof.

          1.09 Earnout. The term "Earnout" is defined in Section 2.04(b) hereof.


          1.10 Food Service Business. The term "Food Service Business" herein is defined in Recital A.

          1.11 Insolvency Proceeding. The term "Insolvency Proceeding" herein shall mean any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moritoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangements or other relief.

          1.12 Intellectual Property. The term "Intellectual Property" shall mean (a) any patent, patent application, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, customer list, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or intangible asset relating to the Panda Business; (b) the proprietary rights in the Trademarks; and (c) any right to use or exploit any of the foregoing.

          1.13 Inventory. The term "Inventory" herein shall mean the inventory described in Exhibit "H".

          1.14 Maintenance Commissions. The term "Maintenance Commissions" shall mean all amounts due Buyer by Seller for the referral of hardware maintenance customers who execute hardware maintenance agreements with Seller's AMSO Division, based upon Seller's standard commission policy.

          1.15 Net Software License Fees. The term "Net Software License Fees" shall mean the gross license fees received by Buyer from the license of the Panda Software, less the amount of any commissions paid to non-employee third parties or any credits or returns granted to distributors or end users of the Panda Software.

          1.16 OEM Contracts. The term "OEM Contracts" refers to those contracts described as such on Exhibit "B".

          1.17 OEM Contract Payments. The term "OEM Contract Payments" shall refer to all amounts payable to Seller, or to Buyer as Seller's assignee, under the OEM Contracts.

          1.18 Panda Business. The term "Panda Business" shall mean the business related to the sale and support of the Panda Software.

          1.19 Panda Software. The term "Panda Software" refers to the software developed by Seller which is commonly known by that name and marketed by Seller to the institutional food service business as such software is further described on Exhibit "M".

          1.20 Panda Revenues. The term "Panda Revenues" is defined in Section 2.04(a)(ii)(B).

          1.21 Prepaid Revenue. The term "Prepaid Revenue" herein is defined as cash received by Seller prior to Closing for services to be provided under Assigned Contracts subsequent to the Closing.

          1.22 Purchase Price. The term "Purchase Price" herein is defined in
Section 2.03 hereof.


          1.23 Purchased Assets. The term "Purchased Assets" herein is defined in Section 2.01 hereof.

          1.24 Seller. The term "Seller" herein will refer to Alpha Microsystems, a California corporation.

          1.25 Software Support Contracts. The term "Software Support Contracts" herein will refer to all software support contracts pursuant to which Seller has agreed to provide software support services for the Panda Software as further described on Exhibit "B".

          1.26 Tools and Equipment. The term "Tools and Equipment" herein shall mean the tools and equipment described in Exhibit "I".

          1.27 Trade Payables. The term "Trade Payables" herein is defined in
Section 2.08 hereof.

          1.28 Trademarks. The term "Trademarks" herein shall mean the trademarks described in Exhibit "A" and the goodwill related thereto.

                                   ARTICLE II

                                PURCHASE AND SALE

          2.01 Purchase and Sale. At the Closing, and subject to all of the other terms and conditions set forth herein, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, its entire right, title and interest in and to those assets of Seller's Food Service Business which are described on Exhibit "A" (the "Purchased Assets"). It is understood that the Purchased Assets shall not include the corporate charter, seal, minute books, financial records, stock transfer books or other records relating to the organization and existence of Seller, or any other assets not specifically set forth on Exhibit "A". The Purchased Assets include all Intellectual Property developed or used by Seller in the conduct of the Panda Business.

          The entirety of the Purchased Assets shall be conveyed free and clear of all liens, trusts, encumbrances, charges, claims, security interests or other interests, conditional sales agreements and all other restrictions, except as contemplated by and set forth in the contracts listed on Exhibit "B".

          2.02 Assumption of Liabilities.

                    (a) Subject to the terms and conditions of this Agreement, Buyer shall assume and become responsible only for the following liabilities (collectively, the "Assumed Liabilities").

                              (i) All liabilities arising from actions or
                    omissions occurring in the operation of the Panda Business after 5:00 p.m. on January 10, 1997, of any kind or nature whatsoever;

                              (ii) All service and support obligations relating
                    to the Assigned Contracts incurred prior to 5:00 p.m. on January 10, 1997 but to be rendered or delivered after 5:00 p.m. on January 10, 1997;

                              (iii) All continuing obligations of Seller under
                    the Assigned Contracts arising after 5:00 p.m. on January 10, 1997 and all liabilities of the Buyer for any breach, act or omission arising after 5:00 p.m. January 10, 1997 under the Assigned Contracts; and

                              (iv) The Trade Payables listed on Exhibit "G".

                    (b) Except as expressly set forth in Sections 2.02(ii) and
          (iv) above, Buyer shall not assume or become responsible for, any liability arising out of any action, event, condition or omission taken or caused by Seller or any of their predecessors in interest, agents or affiliates at any time, or arising from, occurring, or existing in respect of the Panda Business or its operations prior to 5:00 p.m. on January 10, 1997 and, except as expressly set forth above Seller shall remain liable for any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of Seller which are not Assumed Liabilities (collectively, the "Retained Liabilities"). Retained Liabilities include, without limitation:

                              (i) All liabilities, of any kind or nature
                    whatsoever, incurred in connection with the Panda Business prior to or arising out of or related to any action or circumstance before 5:00 p.m. on January 10, 1997, except as expressly set forth in Sections 2.02(ii) and (iv) above;

                              (ii) All service, support and other obligations
                    under the Assigned Contracts, and all liabilities for any breach, act or omission by Seller or any circumstance or cause of action accruing or existing prior to 5:00 p.m. on January 10, 1997;

                              (iii) All liabilities of Seller for costs and
                    expenses incurred by Seller in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

                              (iv) All Seller's liabilities or obligations under
                    this Agreement or any other agreement entered into by the parties in connection herewith;

                              (v) Any and all warranty claims based on the
                    performance of the Panda Software accruing or existing prior to 5:00 p.m. on January 10, 1997; and

                              (vi) Any claim by SNAP System alleging that the
                    Panda Software violates any third party rights, including, without limitation, copyright, patent, trade secret and trademark rights or that the Panda Software constitutes unfair competition or interference with prospective economic advantage.

          2.03 Purchase Price. Buyer shall deliver as the purchase price ("Purchase Price") for the Purchased Assets:

                    (a) the sum of Four Hundred Thousand Dollars ($400,000);
          plus

                    (b) such additional amounts as may be due pursuant to
          Section 2.04(b) below (the "Earnout").

          2.04 Payment of Purchase Price. Buyer shall deliver the Purchase Price to Seller as follows:

                    (a) Guaranteed Purchase Price. Buyer shall deliver to Seller the sum of Four Hundred Thousand Dollars ($400,000) as follows:

                              (i) Initial Payment. Buyer shall deliver to Seller
                    at the Closing the sum of One Hundred Thousand Dollars ($100,000) by cashier's check or wire transfer (the "Initial Payment").

                              (ii) Subsequent Annual Payments.

                                            (A) Buyer shall deliver additional
                           payments ("Annual Payments") as follows, on or before the date due:




                        Date Due             Amount Due
                        --------             ----------


                     January 1, 1998:            $40,000

                     January 1, 1999:            $50,000




                     January 1, 2000:            $60,000

                     January 1, 2001:            $70,000

                     January 1, 2002:            $80,000



                              (B) Buyer shall pay to Seller as due or received
                    (i) all amounts due Buyer as Maintenance Commissions through January 1, 2002; (ii) all amounts received as OEM Contract Payments through January 1, 2002; and (iii) ten percent (10%) of all Net Software License Fees received by Buyer through January 1, 2002 (collectively referred to as the "Panda Revenues"), up to an aggregate of Three Hundred Thousand Dollars ($300,000). To the extent the Maintenance Commissions, OEM Contract Payments and amounts due of Panda Revenues delivered by Buyer to Seller do not equal or exceed the amounts due as Annual Payments through the due date of the next Annual Payment, Buyer shall deliver the difference to Seller on or before the next due date by wire transfer or cashier's check. To the extent the Maintenance Commissions, OEM Contract Payments and amounts due of Panda Revenues delivered by Buyer to Seller exceed the amount due as the next Annual Payment, they shall be applied to the next and subsequent Annual Payments, until the total amount of Three Hundred Thousand Dollars ($300,000) due as Annual Payments has been delivered to Seller.

                              Buyer hereby assigns to Seller all rights to
                    receive such Maintenance Commissions and OEM Contract Payments directly. To the extent Buyer receives any such payments during any calendar quarter, Buyer agrees to deliver such payments to Seller within thirty (30) days after the end of such calendar quarter. Buyer agrees to execute an Assignment of OEM Contract Payments in the form of Exhibit "C" and an Assignment of Commissions in the form of Exhibit "D" to reflect such assignments.

                              Buyer shall deliver the ten percent (10%) of Panda
                    Revenues due Seller received each calendar quarter within thirty (30) days after the end of that calendar quarter. Late payments shall be subject to a late payment charge from the date due until paid equal to one and one-half percent (1-1/2%) per month, or if lower, the highest rate permitted by law.

                    (b) Earnout. In addition to the Four Hundred Thousand Dollars ($400,000) which shall be delivered pursuant to Section 2.04(a) above, with respect to amounts that become due to Buyer following the payment by Buyer to Seller of all of the Annual Payments, Buyer shall pay for the Purchased Assets up to an additional Six Hundred Thousand Dollars ($600,000) (the "Earnout") as follows:

                    (i) Buyer shall pay to Seller:

                              (A) fifty percent (50%) of all amounts due Buyer
                    as Maintenance Commissions through January 1, 2002;

                              (B) ten percent (10%) of all amounts due Buyer as
                    OEM Contract Payments through January 1, 2002; and

                              (C) ten percent (10%) of the Net Software License
                    Fees received by Buyer.

                    (ii) Buyer shall pay the amounts due under (B) and (C) as well as any amounts due under (A) received by Buyer within thirty (30) days after the end of the calendar quarter in which Buyer receives such amounts. Buyer hereby assigns to Seller the rights to receive fifty percent (50%) of Maintenance Commissions due Buyer by Seller so long as amounts are due Seller under this Section 2.04(b). Late payments shall be subject to a late payment charge from the date due until paid equal to one and one-half percent (1-1/2%) per month, or if lower, the highest rate permitted by law.

          (c) Adjustment to Purchase Price. The parties agree that the Purchase Price is premised on the book value of:

                    (i) the Accounts Receivable and the Inventory, in the aggregate, less

                    (ii) the Trade Payables and the Prepaid Revenue, in the aggregate,

         equaling One Hundred Thirty One Thousand Dollars ($131,000) (the "Book Value"). To the extent said Book Value is greater than $131,000, the Purchase Price shall be increased by the excess amount, and the increase in the Purchase Price shall be delivered with the initial payment at the Closing. To the extent said Book Value is less than $131,000, the Purchase Price shall be reduced by the difference, and the initial payment delivered at the Closing shall be reduced accordingly. Following the Closing, the parties shall follow the procedures set forth in Exhibit "N" with respect to collection of the Accounts Receivable and any adjustment to the Purchase Price as a result of a change in Book Value.

          2.05 Security. Buyer agrees to grant Seller a security interest in the Purchased Assets as well as all extensions and proceeds thereof to secure Buyer's obligations hereunder, and shall sign a Security Agreement in the form of Exhibit "E" as well as appropriate UCC-1 Financing Statements to evidence same.

          2.06 Sales Tax and Other Tax Liability. Buyer shall pay or cause to be paid all taxes, duties, imposts, levies, fees and other governmental exactions imposed upon or arising out of this Agreement and the consummation of the transactions contemplated hereunder.

          2.07 Allocation of Purchase Price; Reporting Requirements. For tax purposes the Parties hereby agree to (i) allocate the Purchase Price payable hereunder in accordance with

Exhibit "F" hereto; and (ii) timely file Internal Revenue Purchased Form 8594, Asset Acquisition Statement, and otherwise report the transactions set forth herein in accordance with such allocations and with the provisions of Internal Revenue Code Section 1060 and comparable provisions of state law.

          2.08 No Assumption of Liabilities Excepting Assigned Contracts and Trade Payables. Effective as of 5:00 p.m. on January 10, 1997, Buyer expressly assumes the Assigned Contracts and the obligation to pay the Trade Payables and agrees to perform all obligations thereunder.

          2.09 Right of Seller to Audit. Seller shall have the right, for the sole purpose of determining whether the full amount due Seller as Earnout has been delivered, to audit Buyer's books and records. Audits shall be conducted not more than once in any twelve (12) month period. If any audit reveals that Buyer has underpaid Seller, then Buyer shall immediately deliver any underpayments. If any audit discloses underpayment of greater than five percent (5%) of amounts paid for such period, Buyer shall reimburse Seller its reasonable costs of such audit.

                                   ARTICLE III

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

                  As an inducement to Buyer to enter into this Agreement, Seller rIepresents and warrants to Buyer, and as to covenants agrees with Buyer, as of the date of execution of this Agreement and as of the Closing Date, as follows:

          3.01 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein and to consummate the transactions contemplated hereby.

          3.02 Authority. All corporate action necessary to authorize and approve the execution and performance of this Agreement by Seller has been taken, and this Agreement constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms. No authorizations, consents or approvals, whether of governmental bodies, creditors or otherwise, are necessary in order to enable Seller to enter into and perform this Agreement, excepting as will be obtained by Seller prior to the Closing. As of the Closing, consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of any agreement or instrument to which Seller is a party or by which Seller may be bound or to which any of the property or assets of Seller is subject, the Certificate of Incorporation or Bylaws of Seller, or any statute or any order, decree, judgment, award, rule or regulation applicable to Seller of any court or arbitrator or of any regulatory authority or other governmental body having jurisdiction over Seller, or result in the creation or imposition of any lien, charge or encumbrance upon any of the Purchased Assets.

          3.03 Customer Lists. The customer lists delivered to Buyer at the Closing ("Customer Lists") shall constitute all of Seller's records (other than accounting records) as to the names, addresses and telephone numbers of customers to which Seller has licensed the Panda Software or for whom Seller has provided bids which continue as outstanding.

          3.04 Inventory. The Inventory is in all material respects of good and marketable quality, free from material defects. Seller warrants that it has good title to the Inventory.

          3.05 Proprietary Rights and Warranty Claims.

                    (a) Seller has good, valid and marketable title to the Intellectual Property of Seller, free of all liens and other encumbrances, and has a valid right to use all Intellectual Property. Seller is the exclusive owner of all Intellectual Property.

                    (b) The Panda Software and associated documentation are original works of authorship. Exhibit "M" correctly sets forth all patents, Trademarks and copyrights included as part of the Intellectual Property.

                    (c) Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Intellectual Property (except such Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all such Proprietary Assets. Seller has not (other than pursuant to the OEM contracts listed in Exhibit "B") disclosed or delivered to any individual or entity, or permitted the disclosure or delivery to any individual or entity of (i) the source code, or any portion or aspect of the source code, of the Panda Software, or (ii) the object code, or any portion or aspect of the object code of the Panda Software (other than pursuant to nonexclusive licenses to end users pursuant to the end user license agreements listed on Exhibit "M" in the ordinary course of business, copies of which have been provided to Buyer.

                    (d) Seller is not infringing, misappropriating or making unlawful use of, and Seller has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise), except from SNAP System of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any other third party. To Seller's knowledge, no third party is infringing, misappropriating or making any unlawful use of the Intellectual Property.

                    (e) The Panda Software conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Seller.

                    (f) The Intellectual Property constitutes all the proprietary assets necessary, in Seller's reasonable judgment, to enable Buyer to conduct the Panda Business in the manner in which such business has been and is being conducted. Seller has not licensed any of the Intellectual Property on an exclusive basis and Seller has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the Intellectual Property or to transact the Panda Business in any market or geographical area or with any third party, except as set forth in the OEM Agreements.

                    (g) All current and former employees of Seller involved in the development, modification, marketing or servicing of the Panda Software have executed and delivered to Buyer an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the forms of Confidential Information and Invention Assignment Agreements previously delivered to Buyer and all current and former consultants and independent contractors to Seller involved in the development, modification, marketing or servicing of the Panda Software have executed and delivered to Buyer an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Buyer. To Seller's knowledge, no employee or independent contractor of Seller is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee or independent contractor with Seller.

                    (h) To Seller's knowledge, no product liability claims have been communicated in writing to or threatened against Seller.

          3.06 Trademarks. The Trademarks included in the Purchased Assets shall be limited to the trademark "PANDA. Right From The Start". The Purchased Assets shall not include the right to use the slogan "Right From the Start" separately, but only when used with the trademark "PANDA. Right From The Start".

          3.07 Bona Fide Accounts Receivable. The Accounts Receivable are bona fide existing obligations. Seller has not received notice of any actual or imminent Insolvency Proceeding of any account debtor listed on Exhibit "L".

          3.08 Tools and Equipment. The tools and equipment included in the Purchased Assets (the "Tools and Equipment") shall include all tools and equipment described on Exhibit "I". The Tools and Equipment are delivered to and accepted by Buyer "AS IS". Seller warrants that it has good title to the Tools and Equipment.

          3.09 Software Support Contracts. Seller is not in default under any of the Software Support Contracts described on Exhibit "B" and has performed all of the obligations under them which are or will be required to be performed prior to 5:00 p.m. on January 10, 1997.

                  3.10 Employees. Seller agrees that Buyer shall have the right to solicit and hire effective upon the Closing those employees of Seller listed on Exhibit "J". Seller makes no representations or warranties as to whether any of such employees will accept Buyer's offer of employment. Buyer shall have no liability for any termination costs or liability for any termination costs or liabilities arising by reason of the termination for any such employees, as employees of Seller.

          3.11 Prepaid Revenue. Except as Seller has listed on Exhibit "K", Seller has not received any Prepaid Revenue.

          3.12 Accounts Receivable. The Accounts Receivable are owned by Seller and represent valid obligations for the dollar amount shown on the books of Seller. Seller has no notice of any dispute of any Account Receivable nor of the bankruptcy or insolvency of any pay or of any Account Receivable.

          3.13 Survival of Representations and Warranties. The covenants, representations, warranties and agreements by Seller contained in this Agreement shall survive the Closing Date, provided the representations and warranties (but not the covenants) shall terminate and expire on the close of business on the second anniversary of the Closing Date and shall be of no force or effect thereafter, except with respect to any claim with respect thereto under Section
9.02 of this Agreement, written notice of which shall have been delivered to Seller on or prior to the second anniversary of the Closing Date.

          3.14 Disclosure. No statements by Seller contained in this Agreement, its exhibits and schedules nor any of the lists, statements, documents or information set forth in or attached to or to be delivered pursuant to this Agreement, contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

          As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller, and as to covenants herein agrees with Seller, as of the date of execution of this Agreement and as of the Closing Date, as follows:

          4.01 Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

          4.02 Authority. All corporate action necessary to authorize and approve the execution and performance of this Agreement by Buyer has been taken, and this Agreement constitutes a valid and binding agreement, enforceable against Buyer in accordance with its terms. No authorizations, consents or approvals, whether of governmental bodies, creditors or otherwise, are necessary in order to enable Buyer to enter into and perform this Agreement. Consummation of the transactions herein contemplated will not conflict with or result in a breach of any of the terms or provisions of any agreement or instrument to which Buyer is a party or by which Buyer may be bound or to which any of the property or assets of Buyer is subject, the Certificate of Incorporation or Bylaws of Buyer, or any statute or any order, decree, judgment, award, rule or regulation applicable to Buyer of any court or arbitrator or of any regulatory authority or other governmental body having jurisdiction over Buyer.

          4.03 Brokers or Finders. Buyer has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's commissions or finder's fees in connection with this Agreement.

          4.04 Financial Resources. Buyer has sufficient financial resources to be able to reasonably expect that it will be capable of fulfilling its obligations hereunder.

          4.05 Survival of Representations and Warranties. The covenants, representations, warranties and agreements contained in this Agreement by Buyer shall survive the Closing Date, provided the representations and warranties (but not the covenants) shall terminate and expire on the close of business on the second anniversary of the Closing Date and shall be of no force or effect thereafter, except with respect to any claim with respect thereto under Section
9.02 of this Agreement, written notice of which shall have been delivered to Buyer on or prior to the second anniversary of the Closing Date.

          4.06 Confidentiality. Buyer acknowledges that it will in the course of its due diligence prior to the Closing have access to and obtain confidential, nonpublic, proprietary information of Seller. Buyer agrees to maintain such confidential, nonpublic, proprietary information of Seller as confidential, not to disclose it prior to the Closing to any other person or entity, and not to use it prior to the Closing. To the extent such confidential, nonpublic, proprietary information of Seller is not included in the Purchased Assets, Seller agrees to maintain such confidential, nonpublic, proprietary information of Seller as confidential both before and after the Closing, not to disclose it either before or after the Closing to any other person or entity, and not to use it either before or after the Closing.

                                    ARTICLE V

                          OBLIGATIONS PRIOR TO CLOSING

          5.01 Conduct of Business. Until the Closing Date, Seller shall conduct its business with respect to the Purchased Assets only in the ordinary course of business, and Seller shall use all reasonable efforts to preserve intact its business with respect to the Purchased Assets, including, without limitation, the following:

                    (a) maintaining its relationship with any person or entity having business relationships with such business and performing all of its obligations under the OEM Contracts and the Software Support Contracts;

                    (b) paying when due all assessments, fees or charges applicable to the Purchased Assets;

                    (c) not selling, disposing of, transferring or alienating any of the Purchased Assets or mortgaging, pledging, subject to a lien or security interest or otherwise encumbering any of the Purchased Assets;

                    (d) not incurring any indebtedness, liability or other obligation, contingent or otherwise with respect to the Purchased Assets, except as otherwise provided in this Agreement;

                    (e) not entering into any new contracts or agreements or committing to any business proposals or arrangements relating to the Purchased Assets; or

                    (f) complying in all material respects with all laws and regulations applicable to such business.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

          6.01 Conditions Precedent to the Performance of Seller's Obligations. The obligations of Seller to sell the Purchased Assets pursuant to this Agreement are subject, at the option of Seller, to the fulfillment on or before the Closing Date of each of the following conditions:

                    (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Buyer at or before the Closing Date shall have been complied with or performed in all material respects.

                    (b) Accuracy of Representations and Warranties. Seller shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Buyer. The representations and warranties made by Buyer in this Agreement shall be correct and complete at and as of the Closing Date, with only those exceptions which have been approved in writing by Seller.

                    (c) Delivery of Required Items. Buyer shall have delivered all items set forth in Section 8.02 below.

                    (d) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

                    (e) Lender Consent. The consent of Seller's primary lender shall have been obtained.

          6.02 Conditions Precedent to the Performance of Buyer's Obligations. The obligations of Buyer to purchase the Purchased Assets pursuant to this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                    (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Seller at or before the Closing Date shall have been complied with or performed in all material respects.

                    (b) Accuracy of Representations and Warranties. Buyer shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Seller. The representations and warranties made by Seller in this Agreement shall be correct and complete at and as of the Closing Date, subject only to those exceptions which have been approved in writing by Buyer, in its sole and absolute discretion.

                    (c) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

                    (d) Delivery of Required Items. Seller shall have delivered all items set forth in Section 8.01 below.

                                   ARTICLE VII

                                   TERMINATION

          7.01 Termination. This Agreement may be terminated and abandoned at any time:

                    (a) by mutual written consent of Buyer and Seller;

                    (b) by Buyer, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Buyer, if any required delivery pursuant to Section 8.01 has not been made; and

                    (c) by Seller, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Seller or if any required delivery pursuant to Section 8.02 has not been made.

          7.02 Closing. Provided that all of the conditions to Closing have been fully satisfied or waived, the transactions contemplated by this Agreement shall be consummated at a closing to be held at the offices of Seller on January 13, 1997 (the "Closing Date") at 12:00 noon; Pacific Daylight Time, or at such other place or time as shall be mutually agreed upon in writing between Buyer and Seller (the "Closing").

                                  ARTICLE VIII

                              DELIVERIES AT CLOSING

          8.01 Deliveries of Seller. At the Closing, Seller shall deliver to Buyer all of the following:

                    (a) Bill of Sale. Originally executed bill of sale and other instruments for the Purchased Assets of Seller in such form as in each case is reasonably satisfactory to Buyer.

                    (b) Blanket Assignment. Blanket assignment by Seller to Buyer of all right, title and interest to the Assigned Contracts as well as such other assignments which Buyer reasonably believes are necessary to vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets.

                    (c) Customer Lists. The Customer Lists.

                    (d) Assigned Contracts. The original or a true and correct copy of each Assigned Contract.

                    (e) Purchased Assets. Possession of the Purchased Assets.

          8.02 Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller all of the following:

                    (a) Initial Payment. The initial payment;

                    (b) Assignment of OEM Contract Payments. The executed Assignment of OEM Contract Payments in the form of Exhibit "C";

                    (c) Assignment of Commissions. The executed Assignment of Commissions in the form of Exhibit "D"; and

                    (d) Security Agreement. A Security Agreement in the form of Exhibit "E", a UCC-1 Financing Statement executed by Buyer evidencing the security interest granted therein, and such other documents as Seller reasonably believes are necessary to perfect its security interest in the Purchased Assets.

                                   ARTICLE IX

                     POST-CLOSING COVENANTS; INDEMNIFICATION

          9.01 Non-Compete. During the period commencing on the Closing Date and continuing until three (3) years after such Closing Date ("Non-Compete Period"), Seller shall not, directly or indirectly, as an owner of any equity, legal, beneficial or other interest, or otherwise, or on its own behalf, develop or provide to any other person or entity, any service, support or product which competes in any material respect with the Panda Business. For these purposes "competes" shall mean that (1) the service, support or product offers or has the same, or similar features and specifications, or (2) a customer of the Panda Business would purchase such service, support or product as a reasonable substitute for those offered by the Panda Business.

          9.02 Indemnification by Buyer and Seller.

                    (a) Indemnification by Seller. Seller hereby agrees to indemnify and hold Buyer, its officers, directors, shareholders, employees, agents, advisers, affiliates, associates and any successors thereto harmless from all claims, loss, damages, liability and expense of any kind (including, without limitation, reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim) which Buyer may incur or sustain by reason of the fact that (i) Seller should breach or fail to comply with any of the terms, conditions, covenants or agreements or any exhibits attached hereto or any of them contained herein, (ii) any representations or warranties made by Seller in this Agreement should prove to be false or erroneous, (iii) any claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving, arising out of, relating to or affecting any part of the Purchased Assets or Seller's operation of its business, with respect to any obligation of Seller arising pursuant to the Retained Liabilities, or (iv) any action, arbitration, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this
          Section 9.02(a); provided, however, that Seller shall not be obligated to indemnify Buyer and hold it harmless with respect to any settlement of a claim to which Seller has not consented, which consent by Seller shall not unreasonably be withheld.

                           (b) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller, its officers, directors, shareholders, employees, agents, advisers, affiliates and associates and successors thereto harmless from all loss, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim) which Seller may incur or sustain by reason of the fact that (i) Buyer should breach or fail to comply with any of the terms, conditions, covenants or agreements or any exhibits attached hereto, or any of them contained herein, (ii) any representations or warranties made by Buyer in this Agreement should prove to be false or erroneous, (iii) any claims, actions or suits, are commenced by, against, involving, arising out of Buyer's performance or nonperformance of any obligations of Buyer arising pursuant to the Assumed Liabilities, (iv) any failure of Buyer to promptly pay when due any of the Trade Payables, (v) any claims, actions, suits, investigations or proceedings are made involving or arising out of the operation by Buyer of the business of Seller acquired hereunder, or the sale, transfer or other disposition by Buyer of all or any part of the Purchased Assets, from and after the Closing Date, or (vi) any action, suit, proceeding, compromise, settlement, assignment, judgment or arbitration arising out of or incidental to any of the matters indemnified against in this Section 9.02(b); provided, however, that Buyer shall not be obligated to indemnify a Seller Indemnified Party and hold it harmless under this
         Section 9.02(b) with respect to any settlement of a claim to which Buyer has not consented, if such consent has not been unreasonably withheld.

                           (c) Right to Defend. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a party entitled to indemnification hereunder (referred to hereinafter as an "Indemnified Party"), the indemnifying party shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying party and Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party have a conflict or additional defenses, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf, at the expense of the indemnifying party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto.

          9.03 Payment of Indemnification Obligation. Seller hereby agrees that any claim for indemnification by Buyer under this Article IX or under any other provision of this Agreement may, at Buyer's option, be set off against any of Buyer's obligations to make any remaining payments to Seller under this Agreement, including, without limitation, the payments set forth in Section 2.03 of this Agreement.

          9.04 Proprietary Information. Seller shall hold in confidence, and use its best efforts to have all of Seller's officers, directors, shareholders, and personnel, as appropriate, hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Panda Business or the Purchased Assets and shall not disclose, publish or make use of the same without the consent of Buyer for a period of three (3) years after the Closing Date, except to the extent that such information (1) is now, or hereafter becomes, through to act or failure to act on the part of Seller, generally known or available; (2) is hereafter furnished to Seller by a third party which is entitled to disclose it to Seller, or (3) has been approved in writing, for release by Buyer. Seller agrees that the remedy at law for any breach of this
Section 9.04 would be inadequate and that Buyer may be entitled to injunctive relief in addition to any other remedy available to Buyer.

          9.05 Further Assurances. From time to time after the date hereof, at Buyer's request and without further consideration, Seller will execute and deliver such other further instruments of conveyance, assignment, transfer and consent, and take such other action as Buyer may reasonably request in order to more effectively carry out the intent and purpose of this Agreement, to establish and protect the rights created or intended to be created in favor of Buyer hereunder, and to establish and perfect Buyer's title to the Purchased Assets.

          9.06 Buyer to Act as Agent for Seller. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order, purchase order or permit if any attempted assignment of the same without the consent of the other party thereto or the issuer thereof would constitute a breach thereof or in any way affect the rights of Seller or Buyer thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would affect the Seller's rights thereunder so that Buyer would not in fact receive all such rights, then Buyer shall act as agent for Seller in order to obtain for Buyer the benefits thereunder.

          9.07 Buyer Appointed Special Attorney-in-Fact for Seller. Effective at the Closing Date and except as otherwise limited below, Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller, in the name of either Buyer or Seller (as the Buyer shall determine in its sole discretion) but for the benefit and at the expense of Buyer (except as otherwise herein provided), exclusively for the purposes of (a) instituting and prosecuting all proceedings which the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to any of the Purchased Assets as provided for in this Agreement; (b) defending or compromising any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Buyer shall deem advisable; and (c) taking all action which Buyer may reasonably deem proper in order to provide for Buyer the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Buyer pursuant to this Agreement shall not have been obtained. The Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. The foregoing provisions of this Section 9.07 shall be applicable only if the Seller, upon first being notified in writing by the Buyer of a circumstance set forth in clauses (a), (b) or (c) of this Section
9.07 giving rise to a requirement by the Seller to institute or prosecute a proceeding pursuant to (a), to defend or compromise an action, suit or proceeding pursuant to (b) or to take action as provided in (c), fails to take appropriate action within thirty (30) days of such notification or within such shorter period as may be required to take action.

          9.08 Preferred Hardware Maintenance Provider. Buyer hereby appoints Seller, effective upon the Closing, as its preferred hardware maintenance service provider for Buyer's customers. Buyer agrees (i) to issue a press release and send to all of its customers within sixty (60) days after the Closing a joint announcement with Seller, in a form approved by Buyer, in Buyer's sole discretion, that Seller is Buyer's sole preferred hardware maintenance service provider for hardware installations; and (ii) to recommend Seller as its sole preferred hardware maintenance service provider for hardware installations.

          9.09 Software Support. To assist Buyer with Buyer's assumption of the ownership of the Panda Software, Seller agrees to provide Buyer the services set forth in Exhibit "O".

          9.10 Transfer. Buyer agrees that, other than granting exclusive and nonexclusive licenses to third parties in the ordinary scope of Buyer's business, Buyer shall not transfer Buyer's interest in and to the Panda Software to a third party without Seller's consent prior to the payment to Seller of the Four Hundred Thousand Dollar ($400,000) guaranteed purchase price set forth in
Section 2.04(a). Buyer further agrees that for the period of time during which the Earnout may be due to Seller pursuant to the terms of Section 2.04(b), Buyer shall only transfer all of Buyer's right, title and interest in and to the Panda Software to a third party under terms and conditions that obligate such third party to comply with the obligations of Sections 2.04(b).

          9.11 Source Code License. The parties agree to negotiate in good faith the terms of a license to the source code for the Panda Software as necessary to enable Seller to fulfill the support obligations set forth in Section 9.09.

          9.12 Trademark Usage and Amendment. Buyer agrees that to the extent the portion of the Trademarks that consist of the slogan "Right From The Start" can be deleted from the Trademarks without substantial negative impact on Buyer, that Buyer will (i) discontinue within eighteen (18) months the use of that portion of the Trademarks from marketing and other materials using the name "Panda", and (ii) make such filings or amendment and take such steps as Seller shall reasonably request, at Seller's expense, or as Buyer may elect, at Seller's expense not to exceed Four Thousand Dollars ($4,000), to register the mark Panda without the slogan "Right from the Start". Buyer acknowledges that Seller has advised Buyer that Seller has independently registered and used the mark "Right from the Start" since 1984 in connection with its general business operations.

                                    ARTICLE X

                               GENERAL PROVISIONS

          10.01 No Public Disclosure. Seller shall not disclose the terms of this Agreement without the prior written consent of Buyer except to (i) accountants or legal representatives with a need to know who agree to maintain the confidentiality of such information or (ii) as required by law. Notwithstanding the foregoing, Seller may disclose information about this Agreement to the extent required under the Securities Exchange Act of 1934, as amended.

          10.02 Notification of Changes. Each party will promptly notify the other in writing of the existence or happening of any material fact, event or occurrence which may tend to alter the accuracy or completeness of any representation or warranty contained in this Agreement.

          10.03 Notices. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be personally served or sent by overnight courier, by registered mail or certified mail, postage prepaid, or by prepaid telex, telecopy or telegram and shall be deemed to have been given when such writing is received by the intended recipient thereof. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof served as provided in this Section 10.02) shall be as follows:


        If to Seller:             Alpha Microsystems
                                  2722 South Fairview Street
                                  Santa Ana, California 92704
                                  ATTN: Chief Financial Officer
                                  Fax No.: (714) 641-7678


       With a copy               Allen, Matkins, Leck, Gamble & Mallory LLP
       to:                       515 South Figueroa Street, 7th Floor
                                 Los Angeles, California 90071
                                 ATTN: Debra Dison Hall, Esq.
                                 Fax No: (213) 620-8816

       If to Buyer:              Pacific Triangle Software, Inc.
                                 3182 Campus Drive, Suite 322
                                 San Mateo, CA  94403
                                 ATTN: David L. Swank
                                 Fax No.: (408) 395-7290

       With a copy               Gray Cary Ware & Freidenrich
       to:                       400 Hamilton Avenue
                                 Palo Alto, CA  94301
                                 ATTN:  Mark F. Radcliffe, Esq.
                                 Fax No.: (415) 327-3699

          10.03 Entire Agreement. This Agreement, together with its Exhibits, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, express or implied. This Agreement may not be changed except in writing executed by Buyer and Seller.

          10.04 Attorneys' Fees. In the event of a bringing of an action or suit by a party hereto against the other party hereunder arising out of or related to this Agreement, including, without limitation, the indemnification provisions, the party in whose favor final judgment is entered shall be entitled to have and recover from the other party all Costs (as defined below), all of which shall be deemed to have accrued upon the commencement of such action. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of all Costs incurred in enforcing, perfecting, and executing such judgment. For the purposes of this section, "Costs" shall include, without limitation, attorneys' fees, costs and expenses, including such costs and expenses incurred in the following: (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy and debtor and third party examinations;
(iv) discovery; and (v) bankruptcy litigation.

          10.05 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

          10.06 Assignment. This Agreement shall not be assignable by any party without the consent of the other party.

          10.07 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, such provision shall be limited as necessary to render it valid and enforceable and the remaining provisions and any application thereof shall continue in full force and effect without being impaired or invalidated in any way.

          10.08 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, their personal representatives, heirs, executors, administrators, successors and/or assigns.

          10.09 Further Actions. Each party hereto agrees to take any and all actions reasonably necessary in order to carry out the provisions of this Agreement.

          10.10 Construction. This Agreement shall be construed in accordance with its plain meaning and not against either party as the drafting party. The captions of the Sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions or interpretation.

          10.11 Counterparts. This Agreement may be executed in one or more counterparts and counterparts signed in the aggregate by Buyer and Seller shall constitute a single original instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected herein as signatories.

          10.12 Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California without regard to its conflicts of laws principles.

          IN WITNESS WHEREOF, the Party hereto have executed this Agreement as of the date first above written.


       "SELLER"                                 "BUYER"

ALPHA MICROSYSTEMS, a California            PACIFIC TRIANGLE SOFTWARE, INC.,
a California corporation                    a California corporation

By: [SIG]                                   By: /s/ David L. Swank
   --------------------------                  --------------------------

  Its: Chief Financial officer             Its:  President
      --------------------------                --------------------------

                                    EXHIBITS


                  Exhibit "A":      Purchased Assets

                  Exhibit "B":      Assigned Contracts

                  Exhibit "C":      Assignment of OEM Contract Payments

                  Exhibit "D":      Assignment of Commissions

                  Exhibit "E":      Security Agreement

                  Exhibit "F":      Allocation of Purchase Price

                  Exhibit "G":      Trade Payables

                  Exhibit "H":      Inventory

                  Exhibit "I":      Tools and Equipment

                  Exhibit "J":      Employees

                  Exhibit "K":      Prepaid Revenue

                  Exhibit "L":      Accounts Receivable

                  Exhibit "M":      Panda Software

                  Exhibit "N":      Adjustments to Book Value

                  Exhibit "O":      Support Services